Exhibit 10.17

Master Transition Services Agreement

between

Cypress Semiconductor Corporation

and

SunPower Corporation

October 6, 2005

MASTER TRANSITION SERVICES AGREEMENT

This Master Transition Services Agreement (“Agreement”) is entered into as of October 6, 2005 (the “Effective Date”), between Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), and SunPower Corporation, a California corporation (“SunPower”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Cypress and SunPower entered into a Master Separation Agreement dated as of October 6, 2005, as may be amended from time to time (the “Separation Agreement”) and other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by Cypress and SunPower (the “Separation”).

WHEREAS, in connection with the Separation, the parties desire to set forth certain agreements regarding transition services between the parties.

WHEREAS, this Agreement shall be void and of no force and effect until the occurrence of the “Separation Date” as defined in the Separation Agreement (hereinafter referred to as the “Effective Date”), at which time this Agreement shall become effective.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

1.1 Additional Services. “Additional Services” has the meaning set forth in Section 2.2(a) hereof.

1.2 Agreement. “Agreement” has the meaning set forth in Section 2.1 hereof.

1.3 Ancillary Agreements. “Ancillary Agreements” has the meaning set forth in the Separation Agreement.

1.4 Change of Control. “Change of Control” shall mean (a) such time as Cypress ceases to own at least a majority of the aggregate number of shares of all classes of common stock then outstanding of SunPower; (b) the consummation of any purchase or acquisition by any person, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Cypress of more than a 40% interest in the total outstanding voting securities or voting power thereof of SunPower, (c) any merger, consolidation, business combination or similar transaction involving SunPower pursuant to which the equity interests held in SunPower and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of SunPower immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (d) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of SunPower representing more than 50% of the book value or fair market value of the assets of SunPower and its subsidiaries taken as a whole, or (e) any liquidation or dissolution of SunPower.

1.5 Cost. “Cost” means all direct and indirect costs to Cypress to perform a Service under this Agreement, including, but not limited to, (1) all wages, salaries and fees of all personnel used to perform the Service; (2) all payroll charges for such personnel, such as unemployment and social security taxes, workers’ compensation, health, accident and group insurance, and other so-called fringe benefits; (3) all costs of plant and office space, materials and supplies used to perform the Services; (4) insurance costs incurred in connection with the Services; (5) the cost of equipment, software or hardware used in the performance of the Services; (6) the depreciation of any equipment or capital assets used in the performance of the Services; (7) legal, accounting or other professional fees incurred in the ordinary course of business; (8) a portion of Cypress’s costs with respect to utilities, occupancy, supervisory and clerical compensation and the other overhead burden of the department delivering the Service, which may include an allocation of costs incurred by supporting departments and other applicable general and administrative expenses to the extent reasonably allocable to the delivery of the Service and (9) all other direct and indirect expenses, which Cypress in its reasonable business judgment, deems appropriate or necessary for the performance of the requested Service.

1.6 Expiration Date. “Expiration Date” has the meaning set forth in the Section 3.1 hereof.

1.7 Impracticability. “Impracticability” has the meaning set forth in Section 2.4 hereof.

1.8 Master Transition Service Schedule. “Master Transition Service Schedule” has the meaning set forth in Section 2.1 hereof.

1.9 Separation Agreement. “Separation Agreement” has the meaning set forth in the Recitals hereof.

1.10 Separation Date. “Separation Date” has the meaning set forth in the Separation Agreement.

1.11 Subcontractor. “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

ARTICLE II

SERVICES

2.1 Services Generally; Master Transition Service Schedule. This Agreement governs the provision of transitional services by Cypress to, and as requested by, SunPower. Each service shall be provided pursuant to, and governed by, this Agreement (as defined below) and as described in further detail in the schedule of services that is attached hereto as Exhibit A and incorporated herein by reference (“Master Transition Service Schedule”). Each of the services described in the Master Transition Service Schedule shall be referred to herein as a “Service,” and collectively (including Additional Services) as “Services.” This Agreement together with the Master Transition Service Schedule shall be defined as the “Agreement”.

2.2 Additional Services.

(a) From time to time after the Effective Date and during the term of this Agreement, the parties may identify additional services that one party shall provide to the other party in accordance with the terms of this Agreement (the “Additional Services”), and in such case, the parties shall modify the Master Transition Service Schedule to provide for such Additional Services.

(b) Except as provided in the next sentence, Cypress shall be obligated to perform, at a charge to be mutually agreed upon by the parties and subject to Section 4.1, any Additional Service that: (i) was provided by Cypress immediately prior to the Separation Date and that SunPower and Cypress agree was inadvertently or unintentionally omitted from the Master Transition Service Schedule, or (ii) is essential to effectuate an orderly transition under the Separation Agreement. Notwithstanding the foregoing, if Cypress reasonably believes that the performance of Additional Services set forth in subparagraphs (i) or (ii) would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement, Cypress and SunPower shall negotiate in good faith to establish terms under which Cypress would provide such Additional Services, but Cypress shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

2.3 Service Boundaries. Except as otherwise provided:

(a) Cypress shall be obligated to provide the Services only to the extent and only at the locations that such Services were provided by Cypress to SunPower immediately prior to the Effective Date;

(b) Cypress shall be obligated to provide the Services only to the extent necessary to permit SunPower to conduct the business of SunPower substantially in the manner it was conducted prior to the Effective Date;

(c) Cypress shall not be obligated to hire any additional employees or to maintain the employment of any specific employee or any specific number of employees in connection with this Agreement;

(d) Cypress shall not be obligated to purchase, lease or license any additional equipment, software or other asset or to maintain any existing lease, license or other contract;

(e) Cypress shall not be obligated to pay any costs related to the transfer or conversion of SunPower’s data to Cypress or any alternate supplier of Services;

(f) Cypress shall not be obligated to perform any Service it believes in good faith results or could result in a conflict of interest between the parties or a breach of contract or other obligation owed to a third party by Cypress; and

(g) Cypress shall not be obligated to perform any Service it believes would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement.

2.4 Impracticability. Cypress shall not be obligated to provide any Service to the extent the performance of such Service becomes or would become impracticable as a result of a cause or causes outside the control of Cypress (including but not limited to a Force Majeure (as defined in Section 7.10) or unfeasible technological requirements), or to the extent the performance of such Services would require Cypress or SunPower to violate, or result in Cypress’s or SunPower’s violation of, any applicable laws, rules or regulations or would result in Cypress’s or SunPower’s breach of any applicable contract or a real or potential conflict of interest between the parties hereto (any such reason not to provide Services as a result of this section shall be referred herein to as by reason of “Impracticability”).

ARTICLE III

TERM; TERMINATION

3.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the earlier of three (3) years or until 90 days following a Change of Control (provided that if at any time, as a result of such a Change of Control, more than 50% of the assets or equity interests of SunPower are beneficially owned by a single person, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Cypress then this Agreement shall, at the option of Cypress, terminate immediately prior to such Change of Control) (the “Expiration Date”), unless earlier terminated pursuant to this Article III. During the 90 day period prior to the Expiration Date, at the reasonable request of SunPower, Cypress will use commercially reasonable efforts to make the Cypress personnel who performed services hereunder available for the purpose of training SunPower personnel who will, following the Expiration Date, perform such services for SunPower; provided, that SunPower shall pay Cypress charges determined in accordance with the Master Transition Service Schedule and Section 4.1 hereof for such training. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services. The parties may agree on an earlier expiration date respecting a Service by specifying such date on the Master Transition Service Schedule for that Service.

3.2 Termination. SunPower may terminate this Agreement, either with respect to all or with respect to any one or more of the Services, for any reason or for no reason, at any time upon ninety (90) days prior written notice to Cypress. In addition, either party may terminate this Agreement, in whole or with respect to a specific Service, if (a) the other party breaches a material provision and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach or (2) either party may terminate or suspend this Agreement immediately and without liability if the other party (a) files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (b) a proceeding is instituted against the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days; (c) the other party is adjudged bankrupt; (d) a court assumes jurisdiction of all or a substantial portion of the assets of the other party under a reorganization law; (e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party; (f) the other party becomes insolvent or ceases or suspends all or substantially all of its business; or (g) the other party makes an assignment of the majority of its assets for the benefit of creditors.

Termination under this Section 3.2 shall not relieve SunPower of its obligation to pay in full any charges for Services that have been incurred up to the date of termination of this Agreement.

3.3 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

ARTICLE IV

COMPENSATION

4.1 Charges for Services. SunPower shall pay Cypress the charges, if any, set forth on the Master Transition Service Schedule for each of the Services listed therein, as adjusted from time to time in accordance with the processes and procedures established under Section 4.4 hereof. However, if the term of this Agreement is extended beyond the Expiration Date with respect to any Service or if there is any material change in the fundamental assumptions used by the Parties in originally determining the costs to be charged, SunPower shall pay Cypress adjusted charges that are determined in a manner consistent with such changed assumptions. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on the Master Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on the Master Transition Service Schedule shall not relieve SunPower of its obligation to pay Cypress or justify stopping the provision of, or payment for, Services under this Agreement.

4.2 Payment Terms. Cypress shall bill SunPower quarterly for all charges incurred under this Agreement during the immediately preceding quarter. SunPower shall pay such charges within fifteen (15) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 10% per year or the highest interest rate permitted by applicable law.

4.3 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, SunPower shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement, and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

4.4 Pricing Adjustments.

(a) The parties shall agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the transfer of employees and functions between parties, the discovery of errors or omissions in charges and the true-up of amounts owed to either party.

(b) In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arms-length payment, then the parties may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arms-length pricing. Any adjustment made pursuant to this Section 4.4 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties’ legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 4.2.

ARTICLE V

GENERAL OBLIGATIONS; STANDARD OF CARE

5.1 Cypress Performance Metrics. Subject to Section 2.3 and Section 2.4 and any other terms and conditions of this Agreement, Cypress shall maintain sufficient resources to perform its obligations hereunder. Cypress will comply with the same specific performance metrics for a Service that it uses for its own operations regarding services that are comparable to each Service. Where Cypress does not use similar services for its own operations, Cypress shall use commercially reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect immediately prior to the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

5.2 SunPower Performance Metrics. Specific performance metrics for SunPower for a Service may be agreed upon by the Parties. Where none is so specifically agreed, SunPower shall use commercially reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect immediately prior to the Effective Date, including providing information and documentation sufficient for Cypress to perform the Services as they were performed immediately prior to the Effective Date and making available, as reasonably requested by Cypress, sufficient resources, access to SunPower employees and timely decisions, approvals and acceptances in order that Cypress may perform its obligations hereunder in a timely manner. SunPower shall at all times remain primarily responsible for compliance with all applicable law with respect to any Service performed by Cypress.

5.3 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Cypress, in its sole discretion, may make changes from time to time in the manner of performing the Services. Cypress will use its best efforts to promptly notify SunPower of any material changes in the manner of performing the Services.

5.4 Responsibility for Errors; Delays. Cypress’s sole responsibility to SunPower for errors or omissions committed by Cypress in performing the Services shall be to correct such errors or omissions in the Services; provided, however, that SunPower must promptly advise Cypress of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.1.

5.5 Good Faith Cooperation; Consents. The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third-party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third-party software needed for the performance of Services). The costs of obtaining such third-party consents, licenses, sublicenses or approvals shall be borne by SunPower. Each party shall maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations performed to determine the charges for the Services set forth in the Master Transition Service Schedule and cooperate with the other party in making such information available as needed.

5.6 Alternatives. If Cypress reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is agreed upon by the parties or the problem is otherwise resolved to the satisfaction of the parties, Cypress shall use reasonable efforts, subject to Section 2.3 and Section 2.4, to continue providing the Service. SunPower shall be solely responsible for the cost of any agreed upon alternative approach.

5.7 Confidentiality. For the avoidance of doubt, the provisions of Section 3.6 of the Separation Agreement shall govern the confidentiality restrictions applicable to information that is subject to this Agreement.

5.8 Relationship Between the Parties. The relationship between the parties established under this Agreement is that of independent contractors, and neither party is an employee, agent, partner, or joint venturer of or with the other. Nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other. All financial and other obligations associated with SunPower’s business are the sole responsibility of SunPower.

Cypress shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting Cypress’s personnel’s performance of Services under this Agreement. SunPower agrees to grant Cypress personnel access to sites, systems, employees and information (subject to the provisions of confidentiality in Section 5.7 hereof) as necessary for Cypress to perform its obligations hereunder. Cypress shall use all commercially reasonable efforts to cause its personnel to obey any and all security regulations and other published policies of SunPower.

5.9 Subcontractor. Cypress may engage a Subcontractor to perform all or any portion of Cypress’s duties under this Agreement; provided, however, that any such Subcontractor agrees in writing to be bound by the confidentiality obligations of Section 5.7; and provided further, that Cypress remains responsible for the performance of such Subcontractor. The cost of any Subcontractor engaged by Cypress shall be the sole responsibility of SunPower. Cypress shall notify SunPower if the costs incurred for the engagement of any Subcontractor exceed $25,000 in any calendar year.

ARTICLE VI

INDEMNIFICATION, WARRANTY AND LIMITATION OF LIABILITY

6.1 Indemnification. SunPower shall indemnify and hold harmless Cypress, its successors and Affiliates, and their respective officers, directors, employees, and agents from and against all claims, liabilities, obligations, suits, causes of action, or expenses (including reasonable attorney’s fees) (collectively “Claims”) resulting, directly or indirectly, from or in connection with any act or omission of Cypress done at the direction of SunPower; SunPower’s use, interpretation or communication of advice, results or information provided to SunPower by Cypress; any failure by SunPower to comply with applicable law with respect to any Service provided by Cypress; or any act or omission of SunPower in connection with the Services. Disputes, controversies and claims hereunder shall be subject to the terms of Section 3.3 of the Separation Agreement and, as applicable, Section 1.5, Section 1.6 and Article II of the Indemnification and Insurance Matters Agreement attached as Exhibit A to the Separation Agreement.

6.2 Disclaimer of Warranties. CYPRESS MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, INCLUDING ANY ADVICE, INFORMATION OR RESULTS PROVIDED IN CONNECTION THEREWITH, OR OTHER DELIVERABLES PROVIDED BY CYPRESS OR ITS PERSONNEL HEREUNDER. ALL SERVICES, INCLUDING ANY ADVICE, INFORMATION OR RESULTS PROVIDED IN CONNECTION THEREWITH, OR ANY OTHER DELIVERABLE PROVIDED BY CYPRESS OR ITS PERSONNEL ARE PROVIDED “AS-IS”, SUBJECT TO OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND CYPRESS MAKES NO WARRANTY AS TO THEIR ACCURACY, APPLICABILITY OR COMPLETENESS.

6.3 Limitation of Liability. IN NO EVENT SHALL CYPRESS BE LIABLE TO SUNPOWER FOR ANY ACTUAL, DIRECT, SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR CYPRESS’S PERFORMANCE OF THE SERVICES, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

ARTICLE VII

MISCELLANEOUS

7.1 Entire Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

7.2 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over any claims the parties that are permitted to be brought in a court of law pursuant to Section 8.4 below.

7.3 Notices. Any notice or communication given under the terms of this Agreement shall be in writing and shall be delivered in person, sent by any public or private express delivery service, signature required, or deposited with the United States Postal Service or equivalent local or successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth below, or at such other address as a party may from time to time designate by notice under this Article VII. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred upon deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by Cypress may be given by the legal counsel and/or the authorized agent of Cypress.

If to SunPower:	SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attn: Emmanuel Hernandez, CFO

If to Cypress:	Cypress Semiconductor Corporation
198 Champion Court
San Jose, CA 95134
Attn: Brad Buss, CFO

7.4 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

7.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

7.6 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

7.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.8 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

7.9 Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

7.10 Force Majeure. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of SunPower to make certain payments to Cypress pursuant to Article IV hereof for Services rendered, if such failure or delay is caused by any act of God or public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event (“Force Majeure”).

IN WITNESS WHEREOF, the parties have signed this Master Transition Services Agreement effective as of the date first set forth above.

CYPRESS SEMICONDUCTOR CORPORATION	SUNPOWER CORPORATION

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

EXHIBIT A

MASTER TRANSITION SERVICE SCHEDULE

Financial Services

Cypress shall provide the following financial and corporate accounting services (“Financial Services”) as requested by SunPower on the following terms and conditions:

1.	Tax, Treasury and Corporate Finance & Accounting Services: SunPower shall have access to, be permitted to consult with and request services from Cypress personnel in each of the Cypress Tax, Treasury, Corporate Finance and Accounting Departments. Cypress makes no guarantee of the availability of such personnel or the response time for requests made of such personnel. Such personnel shall have the ability to prioritize any SunPower request in light of their current workload. Such personnel shall have complete discretion to decline at any time any SunPower request that results, or may result, in a professional, ethical or personal conflict of interest.

2.	Business Insurance: SunPower shall be permitted to remain on Cypress insurance policies, including, but not limited to Cypress’s general liability, property, casualty, flood and fire and automobile, but specifically excluding Cypress’s D&O policy, under the following conditions: (1) Cypress’s insurance carriers continue to permit SunPower to remain on Cypress policies, (2) no Change of Control occurs, (3) SunPower does not cause, directly or indirectly (e.g. due to claim activity), an increase in Cypress’s premiums on such policies, and (4) the benefit described herein does not cause a real or potential conflict of interest or hardship for Cypress. Cypress shall, in its sole discretion, determine whether or not the above conditions are being met at any time. In the event of an increase in Cypress’s premiums, SunPower shall be solely responsible for any increase in Cypress’s premiums that are a direct or indirect result of SunPower’s business or claim activity.

In the event one of the conditions set forth above triggers removal of SunPower from Cypress’s insurance policies, Cypress will provide prompt notice of such fact.

3.	Stock Option Administration. At no time shall Cypress be responsible for or provide services related to the administration of SunPower’s stock option programs, except that Cypress will process any Cypress stock option grants held by SunPower employees as of the Effective Date.

4.

Charge: SunPower will be charged quarterly for Financial Services used in the preceding fiscal quarter. The charge to SunPower for Financial Services will be an allocation of each Department’s Costs which will be based on SunPower’s level of usage, which shall be reviewed with SunPower for adjustment quarterly, plus any identifiable incremental costs (e.g., cost of Subcontractor that is engaged specifically for a SunPower project).

IT Services

Cypress shall provide the following Information Technology Services (“IT Services”) as requested by SunPower on the following terms and conditions:

1.	Initial Set-up Consultation: SunPower shall have reasonable access to Cypress’s Information Technology personnel (“IT Personnel”) who can assist SunPower in identifying the requirements to set-up the following Cypress Information Technology programs and services (“CY IT Programs”) for SunPower’s independent use:

•	ECN system, including the PTO system

•	Bridge codes

•	Document Management System, including Memo/Spec Logs

•	Peoplesoft

2.	Security: Cypress shall be under no obligation to provide access to the CY IT Programs if they cannot be provided on a secure basis (which shall be determined in Cypress’s sole discretion), such that SunPower shall not have access to Cypress databases or other internal information, or if Cypress is not permitted by contract to provide such CY IT Programs to SunPower.

3.	CY IT Programs: In the event the CY IT Programs can be adapted for SunPower’s independent, secure use and SunPower and Cypress have agreed on the charge SunPower will pay Cypress to set-up and maintain SunPower’s use of the CY IT Programs, Cypress shall make such CY IT Programs available to SunPower along with access to any IT personnel required to maintain such programs.

4.	Personnel: SunPower shall have access to, be permitted to consult with and request services from IT Personnel. Cypress makes no guarantee of the availability of such IT personnel or the response time for requests made to such personnel. IT personnel shall have the ability to prioritize any SunPower request in light of their current workload.

5.	Reliability: Cypress shall not be liable any damages to SunPower for any downtime, planned or not, or any other interruption of any IT Service provided to SunPower.

6.	Charge: SunPower shall be solely responsible for any and all costs or expenses required to set-up or maintain the CY IT Programs for SunPower’s use. IT Services shall be charged on a per project basis. Accordingly, SunPower shall, in advance of any work being initiated by IT personnel, negotiate with the appropriate Cypress representative, to be identified by Cypress’s Chief Financial Officer, the charge for any requested IT Service.

HR Services

Cypress shall provide the following human resources services (“HR Services”) as requested by SunPower on the following terms and conditions:

1.	Personnel: SunPower shall have access to, be permitted to consult with and request services from Cypress human resources and payroll personnel (“HR Personnel”). SunPower shall also have access to HR resources it currently utilizes, including access to Cypress’s online recruiting service. Cypress makes no guarantee of the availability of HR Personnel or the response time for requests made to HR Personnel. HR Personnel shall have the ability to prioritize any SunPower request in light of their current workload. HR Personnel shall have complete discretion to decline at any time any SunPower request that results, or may result, in a professional, ethical or personal conflict of interest.

2.	Payroll Services: Cypress shall perform payroll services, including, but not limited to, paycheck/bonus processing, W-2 administration, tax withholding and filings and the like, upon request of SunPower. SunPower shall be permitted to access, consult with and make requests for assistance from Cypress Payroll personnel. Cypress makes no guarantee of the availability of such personnel or the response time for requests made to such personnel. Such personnel shall have the ability to prioritize any SunPower request in light of their current workload.

3.	Employee Benefit Plans: Subject to the Employee Matters Agreement between Cypress and SunPower of even date herewith (“Benefit Plan Agreement”), HR Personnel shall administer and maintain the employee benefit plans more fully described in the Benefit Plan Agreement, for the benefit of SunPower and its employees until such time as SunPower and its employees are not longer participants such plan(s).

(a) Employee Benefit Plans Charge: SunPower and Cypress shall negotiate a flat fee for SunPower’s share of the administrative costs associated with the operation and maintenance of Cypress’s employee benefit plans as more fully described in the Benefit Plan Agreement.

4.

Employee Communication: Unless specifically directed by SunPower, Cypress shall not be responsible for communicating any information to SunPower employees or ensuring the accuracy of any communication made by SunPower to its employees.

Cypress shall under no circumstance be responsible for any commitment or Service promised to SunPower employees by SunPower.

5.	Transition Services: SunPower may consult with and request assistance from HR Personnel in connection with SunPower’s efforts to establish its own health and welfare benefit plans as more fully described in the Benefit Plan Agreement.

(a) Transition Services Charge: SunPower shall be solely responsible for any and all costs or expenses required to set-up its own health and welfare plans. To the extent that HR Personnel are asked to assist in the process, SunPower shall, in advance of any work being initiated by HR personnel, negotiate with the appropriate Cypress representative, to be identified by Cypress’s Chief Financial Officer, the charge for such a project.

6.	Cypress University (“CYU”): SunPower shall have access to existing and future CYU programs and the Cypress personnel who are responsible for conducting the CYU Program. SunPower will also have the ability to request development of a new CYU course. , the cost of which shall be borne directly and solely by SunPower.

(a) CYU Charge: SunPower shall negotiate, in advance of any work being initiated by CYU Personnel, the charge to be paid by SunPower for the development of a new course. For all other CYU services, SunPower will be billed a percentage of the CYU department’s internal costs based on their usage of CYU courses, tools and other resources which will be tracked electronically via the CYU system.

7.	Significant Projects: SunPower may from time to time request assistance from HR Personnel for a long-term, significant or complex HR project or initiative, the scope of which is beyond the day-to-day HR Services currently used by SunPower (“Significant HR Project”). HR Personnel shall have the discretion to accept or reject such projects.

(a) Significant Project Charge: In the event HR Personnel accept a “Significant HR Project”, SunPower shall negotiate, in advance of any work being initiated by HR Personnel, the charge for such Significant HR Project.

8.	Charge: Except where specifically address above, SunPower will be charged quarterly for HR Services used in the preceding fiscal quarter. The charge to SunPower for HR Services performed by Cypress will be an allocation of the HR Department’s Costs based on SunPower’s level of usage, which shall be reviewed for adjustment quarterly, plus any identifiable incremental costs (e.g., cost of Subcontractor that is engaged specifically for a SunPower project).

Legal Services

Cypress shall provide the following “Legal Services” as requested by SunPower on the following terms and conditions:

1.	Personnel: SunPower shall be permitted to access, consult with and make requests for assistance from Cypress Legal Department personnel. Cypress makes no guarantee of the availability of such personnel or the response time for requests made to such personnel. Such personnel shall have the ability to prioritize any SunPower request in light of their current workload.

2.	Significant Projects: SunPower may from time to time request assistance from HR Personnel for a long-term, significant or complex HR project or initiative, the scope of which is beyond the day-to-day HR Services currently used by SunPower (“Significant HR Project”). HR Personnel shall have the discretion to accept or reject such projects.

(a) Significant Project Charge: In the event HR Personnel accept a “Significant HR Project”, SunPower shall negotiate, in advance of any work being initiated by HR Personnel, the charge for such Significant HR Project.

3.	Conflict of Interest: Cypress’s Legal Department shall have complete discretion to decline at any time any SunPower request that results, or may result, in a professional, ethical or personal conflict of interest. Under no circumstance will the Legal Department be under any obligation to respond to or accept a SunPower request for Services that results, or could result, in a real or potential conflict of interest between the Legal Department’s representation of Cypress and SunPower.

4.	Charge: SunPower will be allocated a portion of the Cypress Legal Department’s Costs based on SunPower’s percentage of use of the Legal Department’s overall time in any given calendar month. SunPower shall also be solely responsible for any external legal or other professional fees incurred in connection with the Legal Department’s delivery of Legal Services to SunPower.